Exhibit 99.8

March 25, 2021

Nebula Caravel Acquisition Corp.

Four Embarcadero Center, Suite 2100

San Francisco, CA 94111

Consent to Reference in Proxy Statement/Prospectus/Consent Solicitation Statement

Nebula Caravel Acquisition Corp. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such Registration Statement as a future member of the board of directors of the Company, such service to commence upon the effective time of the merger described in the proxy statement/prospectus/information statement.

Sincerely,

/s/ Kristina Leslie_______________________________

Kristina Leslie

Signature Page to Director Consent to Reference